EXHIBIT 99.8
FIRST AMENDMENT TO LETTER AGREEMENT DATED MAY 26,2009
     This first amendment (the “Amendment”) to the letter agreement dated May 26, 2009 between Keefe, Bruyette & Woods, Inc. (“KBW”) and OmniAmerican Bank (the “Bank”) with respect to the provision of conversion agent services (the “Agreement”) is made effective the 29th day of September, 2009.
W I T N E S S E T H:
     WHEREAS, KBW and the Bank have entered into the Agreement, pursuant to which KBW is acting as the Conversion Agent to the Bank in connection with the Bank’s proposed conversion from the mutual to stock form of organization, including the offer and sale of common stock of a newly organized holding company of the Bank; and
     WHEREAS, KBW and the Bank have determined that it is in the best interest of the parties to amend the Agreement in the manner set forth below; and
     WHEREAS, KBW and the Bank intend that the Agreement shall remain in full force and effect, except as specifically modified herein.
     NOW, THEREFORE, in consideration of the mutual covenants, conditions, promises, and obligations of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. The paragraph of the Agreement entitled “Costs and Expenses:” is amended and restated in its entirety to read as follows:
Costs and Expenses: In addition to any fees that may be payable to KBW hereunder, the Bank agrees to reimburse KBW, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including coach class air travel, lodging, food, telephone, postage, listings, forms and other similar expenses; provided, however, that KBW shall document such expenses to the reasonable satisfaction of the Bank and such expenses shall not exceed $10,000.
          2. Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties hereto.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the day and year first written above.

KEEFE, BRUYETTE & WOODS, INC.:
By:	/s/ Douglas L. Reidel
Douglas L. Reidel Managing Director

OMNIAMERICAN BANK:
By:	/s/ Tim Carter
Tim Carter
President and Chief Executive Officer

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